UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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NORFOLK SOUTHERN CORPORATION
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March 28, 2016

To Our Shareholders,

On behalf of your Board of Directors, please join us for our 2016 Annual Meeting of Shareholders on May 12, 2016 in Williamsburg, Virginia. The details of the meeting are included in the enclosed proxy statement.

The past year has been an active year for Norfolk Southern, as we put in place a new senior management team and announced our five-year strategic plan, which is discussed in the proxy statement. We believe our plan’s focus on delivering sustainable, profitable growth by optimizing pricing, reducing costs, targeting service-sensitive markets and balancing the return of capital with capital investment is the right formula for building long-term value for all our shareholders. The Board is confident that our new CEO, Jim Squires, and our strong management team, which includes our new Chief Financial Officer, Chief Marketing Officer and Chief Operating Officer, are the right leadership team to continue moving us forward on the right track.

One of the highlights for our Board over the past year has been the many conversations we have had with you, our shareholders. We have been encouraged by your support and appreciative of your feedback. My fellow directors and I value the time you took to share your opinions with us and we look forward to continuing the dialogue in 2016 as the Company executes our strategic plan.

On behalf of the Board of Directors, we thank you for your continued support and investment in Norfolk Southern.

Sincerely,

Steven F. Leer
Lead Director